         EXHIBIT 10.2
AMENDMENT TO
EMPLOYMENT AGREEMENT
This AMENDMENT (this “Amendment”) to the Employment Agreement (the “Employment Agreement”), dated as of November 16, 2004, between eFinancialNews Limited and James Bennett (“Employee”), as amended as of April 1, 2005 (to reflect Employee's employment with eFinancialCareers Limited (the “Company”), a wholly-owned subsidiary of Dice Holdings, Inc. (“DHI”)), is dated as of July 1, 2011.
WHEREAS, the Company and Employee wish to amend the Employment Agreement to (a) extend certain notice periods, (b) extend the duration of certain restrictive covenants and (c) provide for certain acceleration of vesting of Employee's outstanding equity-based awards under certain specified circumstances and additional change in control severance benefits.
NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereby agree as follows:
1.Except as defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Employment Agreement.

2.Amendment to paragraph 1 of Employment Agreement. The first sentence of paragraph 1 of the Employment Agreement is deleted in its entirety and replaced with the following:

“You will be employed as Managing Director, EMEA & Asia Pacific for the Company, or in such other capacity of a like status as the Company may require.”
3.Amendment to paragraph 2 of Employment Agreement. Paragraph 2 of the Employment Agreement is hereby amended by replacing the phrase “until either party gives to the other three months' written notice to terminate your employment” with the phrase “until either party gives to the other six months' written notice to terminate your employment”.

4.Amendment to paragraph 3.2 of Employment Agreement. The second, third and fourth sentences of paragraph 3.2 of the Employment Agreement are deleted in their entirety and replaced with the following:

“You may not (without the prior written consent of the Group Chief Executive) undertake, carry on, participate in, assist or be employed, engaged or interested in any capacity (including as a consultant, agent, principal, partner, manager, stockholder, officer, or director) in either any business which is competitive with or similar to a Relevant Business, or any business an objective or anticipated result of which is to compete with a Relevant Business. You acknowledge and agree that, since your position as Managing Director, EMEA & Asia Pacific includes broad geographic responsibilities, the restrictions in the prior sentence cannot be limited by geographic scope. Notwithstanding the foregoing, you may own less than three percent (3%) of any class of stock or security of any corporation which competes with DHI or its subsidiaries which is listed on a national securities exchange.”
5.     Amendment to paragraph 10.6 of Employment Agreement. A new paragraph 10.6 of the Employment Agreement is added to read as follows:
“10.6.    Special Severance.
I. Severance. In lieu of any severance pay or severance benefits otherwise payable to you under any plan, policy, program or arrangement of DHI or its subsidiaries, the following shall apply:
(a) If there is a Termination (as herein defined) of your employment with DHI at any time within twelve (12) months after the occurrence of a Change of Control (as herein defined), (i) you shall be entitled to receive a lump-sum severance payment equal to (A) one hundred percent (100%) of your then current salary plus (B) the amount of your target bonus for the current calendar year, and (ii) all outstanding stock options granted to you which are not vested and exercisable as of the date of Termination shall become vested and exercisable as of such date and shall remain exercisable for the periods prescribed in the Stock Option Plan, and all restricted stock and other equity-based awards shall be fully vested. You, your spouse and eligible dependents will continue to be provided with medical and dental benefits for the twelve (12)-month period following your Termination on the same basis as were provided to you immediately prior to such Termination. You shall have no duty to mitigate damages by seeking other employment. DHI shall have no right to offset hereunder with respect to any compensation or benefits received by you from or in connection with any employment subsequent to your Termination of employment with DHI. For the avoidance of doubt, the lump-sum severance amount in this paragraph 10.6.I(a)(i) shall be reduced by any compensation required to be provided during the applicable six-month notice period under paragraph 2 above.
(b) If you voluntarily terminate employment with DHI for any reason other than “Good Reason” (as herein defined) during the twelve (12)-month period following a Change of Control as described in paragraph 10.6.II(a) below, you will not be entitled to any severance payment or acceleration of the vesting of any unvested stock options, restricted stock or other equity-based awards.
II. Definitions.
(a) For purposes of this paragraph 10.6 only, a “Change of Control” of DHI shall be deemed to have occurred if at any time on or after the date of this letter agreement one or more of the following events shall have occurred:

(i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by DHI or by a DHI-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, DHI) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities possessing more than fifty percent (50%) of the total combined voting power of DHI's outstanding securities; or
(ii) any stockholder-approved transfer or other disposition of all or substantially all of DHI's assets; or
(iii) DHI adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; or
(iv) the consummation by DHI of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of DHI or the acquisition of assets or stock of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock and outstanding company voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns DHI or all or substantially all of DHI's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding DHI common stock and outstanding DHI voting securities, as the case may be, (b) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of DHI or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent board at the time of the execution of the initial agreement, or of the action of the board of directors, providing for such Business Combination; or

(v) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are continuing directors.

(b) For purposes of this paragraph 10.6 only, “Cause” shall mean (i) embezzlement by you, (ii) misappropriation by you of funds of DHI, (iii) conviction of a felony, (iv) commission of any other act of dishonesty which causes material economic harm to DHI, (v) acts of fraud or deceit by you which causes material economic harm to the Company, (vi) material breach of any provision of this employment letter by you, (vii) willful failure by you to substantially perform your duties hereunder, (viii) willful breach of fiduciary duty by you to DHI involving personal profit or (ix) significant violation of DHI policy of which you are made aware (or you should reasonably be expected to be aware) or other contractual, statutory or common law duties to DHI. No act, or failure to act on your part, shall be deemed willful unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of DHI.
(c) For purposes of this paragraph 10.6 only, “Good Reason” shall mean (i) a diminution in your responsibilities, title, duties and reporting lines compared to those existing immediately prior to a Change of Control, (ii) a reduction in your salary, incentive compensation and other employee benefits compared to those existing immediately prior to the Change of Control, (iii) your relocation to an office more than 40 miles from the principal office at which you are employed immediately prior to the Change of Control, (iv) any breach by DHI of this letter or (v) the failure of any successor to assume, in writing, all obligations under this letter (including this paragraph 10.6).
(d) For purposes of this paragraph 10.6 only, “Termination” shall mean termination of your employment without Cause or by you for Good Reason.”

6.     Amendment to paragraph 11 of Employment Agreement. Paragraphs 11.1(a), 11.1(b), 11.1(c) and 11.1(d) of the Employment Agreement are each hereby amended by replacing the phrase “6 months” with the phrase “9 months”.
7.    Continuing Effect of Employment Agreement. Except as expressly modified hereby, the provisions of the Employment Agreement (including the Addendum thereto) are and shall remain in full force and effect.

8.Governing Law. The terms of this Amendment will be construed in accordance with English law and both parties irrevocably submit to the non-exclusive jurisdiction of the English Courts to settle any disputes which may arise in connection with this Amendment.

9.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first written above.

EFINANCIALCAREERS LIMITED
By: /S/ SCOT W. MELLAND
Name: Scot W. Melland
Title: Chairman, President & Chief
Executive Officer
EMPLOYEE
/S/ JAMES BENNETT
James Bennett
[Signature page to Amendment to Employment Agreement
between the Company and James Bennett]

16 November 2004
James Bennett

8, Grazebrook Road
London
N16 OHS

Dear James

I am writing to set out the proposed terms of your employment with eFinancialNews Limited ("the Company") following our discussions. I should mention that the definitions of some of the words and expressions used in this letter are in paragraph 14.

1.Position and Location

You will be employed by eFinancialNews Limited as Chief Operating Officer, eFinancialCareers or in such other capacity of a like status as the Company may require. Your responsibilities and objectives will be as agreed from time to time. You will be based at the Company's London Head Office from time to time traveling to other locations in the United Kingdom and overseas as reasonably required in the performance of your duties.

2.Commencement and Period of Employment

Your period of continuous employment with the Company will begin on 29th November 2004 and will continue until either party gives to the other three months' written notice to terminate your employment, except that, during a probationary period of six months, either party may give to the other one month's notice to terminate your employment.

3.Hours of Work and Duties

3.1	You will be required to work during normal business hours from Monday to Friday and such other hours as may be reasonably necessary for the proper performance of your duties for the Company.

3.2
You are to devote the whole of your working time to the business of the Company, unless prevented by ill health or injury. You may not (without the prior written consent of the Chief Executive of the Company) accept any other appointment. Without such consent you may also not be directly or indirectly engaged in, concerned with or financially interested in any other business, except through a holding for investment purposes only of not more than three per cent in any class of shares or securities in any company listed or dealt in on any recognised stock exchange. You may not undertake any paid work in your spare time without the prior written approval of the Chief Executive of the Company, who will need to be satisfied that this will not affect the performance of your duties.

3.3.1
You will perform such duties for the Company and exercise such powers as the Board or the Chief Executive of the Company, and the Chief Executive of the Careers division, may require. Those duties are to be carried out loyally, diligently and in accordance with the directions of the Board or the Chief Executives. You should keep them properly informed about the business of the Company and promote and protect the interests of the Company, not knowingly or deliberately doing anything, which is to its detriment.

3.4
You agree to the Company holding and processing, both electronically and manually, the data which it collects relating to you in connection with your employment for the purpose of its business, administering and managing its employees, and complying with applicable laws, regulations and procedures.

4.	Salary and Expenses

4.1
You will be paid a salary at the rate of £95,000 per annum. Your salary will accrue from day to day and will be paid by equal installments in arrears and normally on the last day of each month, subject to such deductions as are required by law or under the terms of your employment.

4.2
You will also be paid a minimum bonus of £17,500 in respect of the year ending 31 December 2005, payable in four equal installments in April 2005, July 2005, October 2005 and January 2006 provided you are employed by the Company on the last day of each of those months.

4.3	For the year ending 31 December 2006, minimum combined salary and bonus will be £112,500 provided you are employed by the Company up to 31 December 2006.

4.4
You will be entitled, on production of satisfactory evidence of expenditure, to be reimbursed for reasonable out-of-pocket expenses wholly and properly incurred by you in the performance of your duties. Any credit card supplied to you by the Company may only be used for expenses incurred by you in the performance of those duties.

4.5
The Group may withhold the payment of any money owing or due to be paid to you if you are in breach of the terms of this Agreement and may withhold or deduct any money owing or due to be paid by you to it under this Agreement or otherwise from any money owing or due to be paid to you.

5.	Ill Health and Injury

5.1
If you are unable to perform your duties as a result of ill health or injury, you will be entitled, for so long as your employment continues, to your salary during any period of incapacity of not more than 30 days (whether consecutive or not) in any period of 52 consecutive weeks. The payment of such salary will be subject to the production of satisfactory evidence from a registered medical practitioner in respect of any period of absence of more than seven consecutive days and will include any statutory sick pay and other social security benefits to which you are or may be entitled. Your qualifying days for statutory sick pay are Monday to Friday.

5.2
You will promptly inform the Company if you are unable to perform your duties as a result of ill health or injury caused by a third party and for which compensation may be recoverable. In return for the Company continuing to pay your salary and to provide other benefits during your employment, you will take such action as the Company may reasonably request to pursue a claim against such third party, in order to recover for the benefit of the Company the costs of continuing your employment. You will keep the Company regularly informed of the progress of any claim, provide such information about it as the Company may from time to time reasonably require, and will immediately notify the Company in writing of the compromise, settlement, award or judgment. You will, if you are asked to do so, refund to the Company the lesser of the amount recovered by you (after deducting any related costs borne by you) and the aggregate cost of the salary and other benefits paid to you during your ill health or injury and will hold these proceeds on trust for the Company to apply them in repayment of this obligation.

5.3.1
You will from time to time upon request submit yourself to a medical examination at the Company's expense by a suitably qualified person of the Company's choice, if you are unable to perform your duties for the Group as a result of ill health or injury. If that person is unable to confirm that you are fit to perform your duties or if there are factors which such person considers are relevant to the performance of those duties, you will co-operate in ensuring the prompt delivery of all relevant medical reports to the Company and will allow the Company access to any relevant medical report which has been prepared by a medical practitioner responsible for your clinical care.

6.	Holidays

In addition to normal public holidays, you will be entitled to 25 working days' paid holiday in each calendar year, with no more than 10 working days being taken at any one time except with the consent of the Chief Executive of the Careers Division (your Manager). This entitlement accrues pro rate throughout each year. Your holidays are to be taken as agreed with your Manager, after your having given at least one month's prior notice, except that the Company requires you to take at least ten days during July and August each year, and may require you to take your holiday during your notice period or during the period when you are not required to work pursuant to paragraph 10.3. Any holiday not taken at the end of each calendar year will lapse and no payment in lieu of any unused entitlement will be made. On the termination of your employment (except by reason of paragraph 10.1) you will be entitled to a day's salary for each day of holiday accrued but not taken in the year of departure. If you have taken excess holiday the Company may deduct a day's salary for each excess day from any monies owed to you.

7.	Confidentiality and Company Property

7.1
During your employment you will have access to and will be entrusted with confidential information and trade secrets relating to the business of the Company. This includes but is not limited to information and secrets relating to:

(a)    corporate and marketing strategy, business development and plans, sales reports, circulation figures and research results;

(b)     business methods and processes, technical information and know-how relating to the Company's business and which is not available to the public generally, including inventions, designs, programmes, techniques, database systems, formulae and ideas;

(c)     business contacts, lists of customers and suppliers and details of contracts with them and information on employees including their particular skills and areas of expertise and the terms of their employment;

(d)    stock levels, sales, expenditure levels and buying and pricing policies;

(e)    budgets, management accounts, trading statements and other financial reports;

(f)    any document marked "confidential" or any information not in the public domain the disclosure of which would put the Company at a competitive or legal disadvantage.

7.2
You may not during your employment (otherwise than in the proper performance of your duties and then only to those who need to know such information or secrets) or afterwards (otherwise than with the prior written consent of the Board or as required by law) use or disclose any confidential information or trade secrets concerning the business of the Company or in respect of which the Company may be bound by an obligation of confidence to any third party. You should also use your best endeavors to prevent the publication or disclosure of such information or secrets. These restrictions will not apply after your employment has terminated to information which has become available to the public generally, otherwise than through unauthorised disclosure.

7.3
All notes, memoranda and other records (including those stored on computer software) made by you during your employment and relating to the business of the Company belong to the Company and should promptly be handed over to the Company (or as it may direct) from time to time.

8.	Intellectual-Property-Rights

8.1
Any trade mark, design or other copyright work created by you during your employment with the Company (and whether or not in conjunction with a third party) in connection with, affecting or relating to the business of the Company or capable of being used or adapted for use in it must immediately be disclosed to the Company and will belong to the relevant company in the Company. You will not infringe any rights in such works and will notify the Company immediately of any circumstances where such rights may have been infringed.

8.2
You agree that you will at the Company's expense and upon request (whether during after the termination of your employment) execute such documents as may be necessary to implement the provisions of this paragraph 8 and vest all rights, title and interest in such property in the relevant company in the Company.

9.	Disciplinary and Grievance Procedure

9.1
You are expected to exhibit a high standard of propriety, integrity and efficiency in all your dealings with and in the name of the Company. You may be suspended with pay or required to take any accrued holiday entitlement during any investigation which it may be necessary for the Company to undertake. There is a disciplinary procedure. If you are dissatisfied with any disciplinary decision, you may refer it to the Board, whose decision will be final.

9.2
If you have any grievance relating to your employment, you should refer it to the Chief Executive of the Company. If you are dissatisfied with this decision, you may refer the matter to the Board, whose decision will be final.

10.	Termination

10.1
The Company may, notwithstanding any other terms of your employment and irrespective of whether the grounds for termination arose before or after it began, at any time by notice in writing, terminate your employment with immediate effect:

(a)	if you have been unable to perform your duties by reason or ill health Injury for 30 days (whether consecutive or not) in any period of 52 consecutive weeks;

(b)
if you become of unsound mind, a patient for the purpose of any statute relating to mental health, a petition is presented or any order is made or any notice is issued convening a meeting for the purpose of passing a resolution for your bankruptcy or you become bankrupt or make any composition or enter into any deed of arrangement with your creditors generally;

(c)
if you are convicted of a criminal offence other than one which in the opinion of the Board does not affect your position as an employee of the Company, bearing in mind the nature of your duties and the capacity In which you are employed; or

(d)
if you are guilty of any serious default or misconduct in connection with or affecting the business of the Company, commit any serious or repeated breach of your obligations under your employment, are guilty of serious neglect or negligence in the performance of your duties or behave in a manner (whether on or off duty) which is likely to bring the Company into disrepute or which seriously impairs your ability to perform your duties.

10.2	Your employment will automatically cease without any notice being given on your 60th birthday.

10.3
If the Company wishes to terminate your employment or if you wish to leave its employment before the expiry of the notice in paragraph 2 and whether or not either party has given notice to the other under that paragraph, the Company may require you to perform duties not within your normal duties or special projects or may require you not to attend for work for the period of the notice being given under paragraph 2 or (if no such notice has been given) for a period equivalent to the notice period required to be given by you to terminate the contract. For so long as you are not required to work during such period, you will remain an employee of the Company. You will continue to receive your salary and other contractual entitlements and to be bound by all the terms of this Agreement. You will not directly or indirectly work for any person, have any contact with any customer of the Company or, for business purposes, any such employee without the prior written agreement of the Board.

10.4
On the termination of your employment you will hand over to the Company all property (including company credit cards and keys) belonging to the Company or relating to its business, which may be in your possession or under your control and without you or anyone on your behalf keeping copies of any reproducible items and without having downloaded any information stored on any computer disk.

10.5
After the termination of your employment you will not at any time make any untrue or misleading statement about the Company or its officers or employees or represent yourself as being after such termination employed by or connected with the Company.

11.    Restrictive Covenants

11.1
During your employment and for the periods set out below after its termination less any period during which you are not required to attend for work pursuant to paragraph 10.3, you will not (except with prior written consent of the Board) directly or indirectly do or attempt to do any of the following:

(a)
for 6 months undertake, carry on or be employed, engaged or interested in any capacity in either any business which is competitive with or similar to a Relevant Business within the Territory, or any business an objective or anticipated result of which is to compete with a Relevant Business within the Territory;

(b)	for 6 months entice, induce or encourage a Customer to transfer or remove custom from the Company or any Associated Company;

(c)	for 6 months solicit or accept business from a Customer for the supply of Competitive Services;

(d)
for 6 months entice, induce or encourage an Employee to leave or seek to leave his or her position with the Company or any Associated Company for the purpose of being involved in or concerned with either the supply of Competitive Services or a business which competes with or is similar to a Relevant Business or which plans to compete with a Relevant Business, regardless of whether or not that Employee acts in breach of his or her contract of employment with the Company or any Associated Company by so doing and regardless of whether the Relevant Business is within or outside the Territory.

11.2	For the purpose of this paragraph 11:

(a)	"Customer" means a person:

(i)
who at any time during the Relevant Period was a customer or client of the Company or any Associated Company (whether or not goods or services were actually provided during such period) or to whom at the expiry of the Relevant Period the Company or any Associated Company was actively and directly seeking to supply goods or services, in either case for the purpose of a Relevant Business; and

(ii) with whom you or an Employee in a Relevant Business reporting directly to possession of confidential information about such customer or client in the performance of their duties to the

Company or any Associated Company.

(b)
"Competitive Services" means goods or services identical or similar to or competitive with those which at the expiry of the Relevant Period the Company or any Associated Company was supplying or negotiating or actively and directly seeking to supply to a Customer for the purpose of a Relevant Business;

(c)	"Relevant Business" means the business of the Company or any Associated Company in which, pursuant to your duties, you were materially involved at any time during the Relevant Period.

(d)
"Territory" means England, Wales, Scotland and any other country or state in which the Company or any Associated Company is operating or planning to operate at the expiry of the Relevant Period. A business of the Company or any Associated Company will be operating within the Territory at the expiry of the Relevant Period if Relevant Services have been supplied during the Relevant Period. A business will be within the Territory if either any such business in which you are to be involved is located or to be located within the Territory or it is conducted or to be conducted wholly or partly within the Territory;

(e)
"Employee" means a person who is employed by or who renders services to the Company or any Associated Company in a Relevant Business in an advertising or managerial or marketing or sales or distribution or senior capacity and/or who has responsibility for or influence over customers or advertisers or who is in possession of confidential information about such customers or advertisers and who in either case was employed or so rendered services during the period of 12 months ending on the last day on which you actively worked under this Agreement for the Company or any Associated Company and who had dealings with you during that period.

"Relevant Period" means the period of twelve months ending on the last day of your employment or the period of your employment if shorter than twelve months.

11.3
Each sub-paragraph and part of such sub-paragraph of this paragraph 11 constitutes an entirely separate and independent restriction and does not operate to limit any other obligation owed by you, whether that obligation is express or implied by law. If any restriction is held to be invalid or unenforceable by a court of competent jurisdiction, it is intended and understood by the parties that such invalidity or unenforceability will not affect the remaining restrictions.

11.4
You acknowledge that before entering into this Agreement you had the opportunity to obtain legal advice and that each of the restrictions in this paragraph 11 goes no further than is necessary for the protection of the Company's and each Associated Company's legitimate business interests.

11.5
Before accepting any offer of employment either during your employment or during the continuance of the restrictions in this paragraph 11, you will immediately provide to the person making such offer a complete signed copy of this Agreement.

12.	Continuing Obligations

The termination of your employment will not affect the rights and remedies of either party against the other in respect of any previous breach of its provisions nor will it affect the continuing obligations of either party under any provision of your employment which applies after it has terminated.

13.	Notices
All notices and other communications relating to your employment will take effect if delivered,

upon delivery; if posted, at the earlier of the time of delivery and (if posted in the United Kingdom by first class post) 10.00am on the second business day after posting; or, if sent by facsimile, when a complete and legible copy of the communication has been received.

14.	Interpretation

14.1	Definitions
In this letter the following words and phrases will have the meanings given below:

"Associated Company"        any company which for the time being is:

(i)	a holding company (as defined by Section 736 of the Companies Act 1985) of the Company;

(ii)	a subsidiary (as defined by Section 736 of the Companies Act 1985) of the Company or of any holding company of the Company;

(iii)	a company over which the Company has control within the meaning of Section 840 of the income and Corporation Taxes Act 1988; or

(iv)	a subsidiary undertaking as defined by Section 258 of the Companies Act 1985;

"Board"	the Board of Directors of the Company including any duly appointed committee or nominee of the Board;

"Company"	eFinancialNews Limited

"day's salary"	1/260th of your salary;

"Effective Date"	start/contract date, or the date upon which your notice period under your current contract of employment expires, if later;

“salary”	the salary payable from time to time under paragraph 4.1;

"termination"	the ending of your employment however it arises and irrespective of its cause or manner. Other than (in relation to paragraph 11) its wrongful termination by the Company.

14.2	Construction

(a)	The provisions of Schedule 13, Part 1 of the Companies Act 1985 will apply in determining whether you have an interest in any shares or other securities.

(b)
References to acting directly or indirectly will include acting alone or jointly with or on behalf of or by means of another person and/or giving advice or providing services with a view to assisting another person.

(c)	References to a person will include an individual, firm, corporation and any other organisation however it is constituted and words denoting the singular shall include the plural and vice versa.

(d)	The paragraph headings have been added for convenience only and will not affect the construction of this Agreement.
15.    Miscellaneous

15.1    This Agreement replaces with immediate effect all terms previously agreed between us.

15.2	The terms of this Agreement constitute the entire agreement between us and no variation or addition to it and no waiver of any provision will be effective unless in writing and signed by both parties.

15.3
You will be accepting the terms of this letter on the basis that the Company is agreeing to its terms for itself and for each other Associated Company, with the intention that each such Company will be entitled to enforce the terms of this letter against you.

15.4
The terms of this letter will be construed in accordance with English law and both parties irrevocably submit to the non-exclusive jurisdiction of the English Courts to settle any disputes which may arise in connection with your employment.

If you wish to accept the terms of this letter would you please sign and return the enclosed copy of this letter to me by the 26'h November 2004. In doing so, you will be confirming that you are not committing yourself to us in breach of any agreement with any other person and that you will not be restricted or prevented from undertaking or performing your duties by any such agreement. If I have not heard from you by this date the offer will be withdrawn automatically.

Yours sincerely

/S/ John Benson
John Benson
Director

Accepted by /S/ James Bennett         Date 23/11/2004
James Bennett

1 April 2005
Strictly Private and Confidential

James Bennett
eFinancialCareers

Dear James Bennett
Further to our correspondence dated Monday 7th March 2005, please be advised of the following change to your contract of employment:

With effect from Friday 1st April 2005, you will be employed by eFinancialCareers Limited of Stapleton House, 29-33 Scrutton Street, London EC2A 4HU (the "Company") (your contract previously was with eFinancial News Limited).

In all other respects your general terms and conditions of employment remain as set out in your employment contract.

Please confirm your agreement to the above changes by signing and returning to me the enclosed copy letter.

Yours sincerely

/S/ Scheherazade Zekkar
Scheherazade Zekkar
Human Resources Manager
______________________________________________________________
I acknowledge receipt of the above statement and I confirm that I have read and understood the same and I am in agreement with the terms contained therein.

Signed: /S/ James Bennett     Date: 05/04/2005